Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Joe Norton (News Media) (212) 770-3144
AIG REPORTS FULL YEAR AND
FOURTH QUARTER 2006 RESULTS
NEW YORK, NY, March 1, 2007 — American International Group, Inc. (AIG) reported net income for the full year 2006 of $14.05 billion or $5.36 per diluted share, compared to $10.48 billion or $3.99 per diluted share for the full year 2005. Net income, as reported, includes the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. Full year 2006 adjusted net income, as defined below, was $15.41 billion or $5.88 per diluted share, compared to $8.75 billion or $3.33 per diluted share for the full year of 2005.
     Net income for the fourth quarter of 2006 was $3.44 billion or $1.31 per diluted share compared to $444 million or $0.17 per diluted share for the fourth quarter of 2005. Fourth quarter 2006 adjusted net income was $3.85 billion or $1.47 per diluted share, compared to $376 million or $0.14 per diluted share for the fourth quarter of 2005.
     Fourth quarter 2006 results were negatively affected by charges for the adverse ruling in the Superior National arbitration and the exit of the domestic financial institutions credit life business, which collectively decreased net income by $124 million or $0.05 per diluted share. Fourth quarter 2006 results also included a $129 million or $0.05 per diluted share charge related to an increase in asbestos and environmental reserves resulting from the updated ground up analysis of these exposures. In addition, AIG recorded fourth quarter 2006 out of period adjustments that collectively increased net income by $56 million or $0.02 per diluted share. The out of period adjustments are further detailed in the AIG Form 10-K for the year ended December 31, 2006.
     Full year and fourth quarter 2005 results included a $1.15 billion or $0.44 per diluted share after-tax charge resulting from regulatory settlements and a $1.19 billion or $0.45 per diluted share after-tax charge related to an increase of approximately $1.82 billion to AIG’s net reserve for losses and loss expenses. Additionally, full year and fourth quarter 2005 results include catastrophe-related losses, net of tax of $2.11 billion or $0.80 per diluted share and $540 million or $0.20 per diluted share, respectively.

TWELVE MONTHS
(in millions, except per share data)

				Per Diluted Share
	2006	2005	Change	2006	2005	Change

Net income	$14,048	$10,477	34.1%	$5.36	$3.99	34.3%
Realized capital gains (losses), net of tax	33	201	—	0.01	0.07	—
FAS 133 gains (losses), excluding realized capital gains (losses), net of tax (a)	(1,424)	1,530	—	(0.54)	0.59	—
Cumulative effect of an accounting change, net of tax (b)	34	—	—	0.01	—	—
Adjusted net income (c)	$15,405	8,746	76.1%	$5.88	3.33	76.6%
Effect of settlement charge, net of tax, on income	—	1,147	—	—	0.44	—
Effect of General Insurance reserve charge, net of tax, on income	—	1,186	—	—	0.45	—
Effect of current period catastrophe-related losses, net of tax, on income	—	$2,109	—	—	$0.80	—
Average shares outstanding				2,623	2,627

FOURTH QUARTER
(in millions, except per share data)

				Per Diluted Share
	2006	2005	Change	2006	2005	Change

Net income	$3,439	$444	—	$1.31	$0.17	—
Realized capital gains (losses), net of tax	121	182	—	0.04	0.07	—
FAS 133 gains (losses), excluding realized capital gains (losses), net of tax (a)	(534)	(114)	—	(0.20)	(0.04)	—
Adjusted net income (c)	$3,852	376	—	$1.47	0.14	—
Effect of settlement charge, net of tax, on income	—	1,147	—	—	0.44	—
Effect of General Insurance reserve charge, net of tax, on income	—	1,186	—	—	0.45	—
Effect of current period catastrophe-related losses, net of tax, on income	—	$540	—	—	$0.20	—
Average shares outstanding				2,622	2,626

(a)	Includes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(b)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(c)	Excludes realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.

     At December 31, 2006, AIG’s consolidated assets were $979.41 billion and shareholders’ equity was $101.68 billion. Book value per share increased 17.6 percent to $39.09 from $33.24 a year ago.
     Commenting on full year and fourth quarter 2006 results, AIG President and CEO Martin J. Sullivan said, “2006 was a remarkable year beginning with the resolution of our significant regulatory challenges and ending with excellent financial results. This performance reflects AIG’s attractive worldwide market positions and the growth and diversification across our major businesses. We also made significant progress throughout the year in improving our financial control environment, providing greater transparency in our financial disclosures and remaining on the forefront of good corporate governance. In addition, we advanced our economic capital modeling initiative which will help us optimize our capital management strategies. By coupling the competitive advantages of our diverse, global operations with our strategies for capital management, we expect to create additional opportunities to grow at attractive rates of return and, ultimately, drive greater shareholder returns.
     “AIG reported solid increases in income in 2006. Results for the year and the fourth quarter were led by our worldwide General Insurance businesses and improved performance in Foreign Life Insurance. This overall performance reflects AIG’s ability to quickly address the challenging market conditions a number of our businesses encountered throughout the year, meet the evolving needs of a diverse global client base, capitalize on new market and product opportunities and exercise the leadership for which AIG has long been known.
     “In the fourth quarter, General Insurance generated strong growth in operating income, reflecting excellent underwriting results and significant returns on partnership investments. The Domestic Life Insurance businesses reported good underlying performance in the life insurance and payout annuity businesses. By exiting the domestic financial institutions credit life business, we will focus our efforts on growth opportunities in the small case employer benefits and voluntary worksite business. In Domestic Retirement Services, the fixed annuity business continues to face a difficult sales environment and surrender activity remains high. Foreign Life Insurance & Retirement Services results have been improving, as our strategy to shift the product mix to investment-linked and personal accident & health products was well executed. We still face challenging conditions in certain markets, but we have taken action and are confident in the long-term prospects of our global Life Insurance & Retirement Services franchise.
     “Financial Services results were led by robust transaction flow from the Capital Markets operations. ILFC’s modern, fuel-efficient fleet remains in high demand from airlines around the world. Despite the slowdown in the U.S. real estate market, credit quality in the American General Finance portfolio has held up well. Asset Management results were again adversely affected by the runoff of the Domestic Guaranteed Investment Contract portfolio. Institutional Asset Management results were affected by lower performance fees and real estate gains compared to the fourth quarter of 2005. This business, however, continues to make significant strides in attracting client assets and expanding the breadth of its product offerings.”

GENERAL INSURANCE
     General Insurance reported fourth quarter 2006 operating income before realized capital gains (losses) of $2.51 billion compared to a fourth quarter 2005 loss of $1.16 billion. Fourth quarter 2005 results included $775 million in pretax current period catastrophe-related losses and net reinstatement premiums and the $1.82 billion general insurance reserve charge. There were no significant catastrophes in 2006. The fourth quarter 2006 combined ratio was 91.69, a 4.47 point improvement compared to a 96.16 fourth quarter 2005 combined ratio excluding current period catastrophe-related losses and the reserve charge. Fourth quarter 2006 General Insurance net investment income was $1.59 billion, benefiting from strong cash flow, higher interest rates and a substantial increase in partnership income compared to the fourth quarter of 2005.
     Fourth quarter 2006 Domestic Brokerage Group (DBG) net premiums written declined 2.7 percent to $5.89 billion compared to the fourth quarter of 2005. Net premiums written in the fourth quarter of 2005 included approximately $300 million for the Richmond commutation from Foreign General and $147 million related to an accrual for workers’ compensation premiums. The combined effect of these items reduced the fourth quarter 2006 growth rate in net premiums written by 7.7 percent. DBG experienced premium growth in many lines of business, including commercial property, primary casualty, accident & health, environmental and multinational liability, as well as in Hartford Steam Boiler’s boiler and machinery coverages.
     Personal Lines net premiums written increased slightly compared to the fourth quarter of 2005, as strong growth in the Private Client Group and an increase in new business policies in the direct auto business was partially offset by a decline in the Agency Auto business.
     Mortgage Guaranty operating income declined primarily as a result of unfavorable loss experience on third party originated second-lien business with lower than usual credit quality combined with the effect of the softening of the U.S. housing market. The writing of this second-lien product business was discontinued as of year end 2006.
     Fourth quarter 2006 Foreign General net premiums written increased 32.5 percent to $2.59 billion compared to $1.96 billion in the fourth quarter of 2005, with strong growth in personal and commercial lines driven by new business from new and existing distribution channels. Net premiums written for the fourth quarter of 2005 were reduced by approximately $300 million related to the previously mentioned Richmond commutation to DBG. This item increased the fourth quarter 2006 growth rate in net premiums written by 17.6 percent. Premium growth was driven by increases in personal property, auto and warranty lines as well as in primary casualty and financial lines.

     At December 31, 2006, General Insurance net loss and loss adjustment reserves totaled $62.63 billion, a $5.15 billion increase from December 31, 2005 and a $1.12 billion increase from September 30, 2006. For the full year 2006, net loss development from prior accident years, excluding accretion of discount, was favorable by approximately $53 million. This includes a fourth quarter 2006 increase of approximately $198 million in asbestos and environmental reserves. The overall favorable development in 2006 consisted of approximately $2.30 billion of favorable development from accident years 2003 through 2005, partially offset by approximately $2.25 billion of adverse development from accident years 2002 and prior. Fourth quarter 2006 net loss development from prior accident years, excluding accretion of discount and including the increase in asbestos and environmental reserves, was adverse by approximately $202 million. The overall adverse development in the quarter followed the accident year experience pattern of the full year.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services fourth quarter 2006 operating income before realized capital gains (losses) increased 6.5 percent to $2.40 billion, with Domestic Life Insurance & Retirement Services declining 23.7 percent and Foreign Life Insurance & Retirement Services increasing 32.9 percent when compared to the fourth quarter of 2005.
     Domestic Life Insurance results declined, principally as a result of two significant transactions in the fourth quarter of 2006 affecting the group life/health business; a $125 million charge for the adverse Superior National arbitration ruling and a $66 million loss related to exiting the financial institutions credit life business. Additionally, fourth quarter 2006 results were affected by a change in certain life insurance and payout annuity reserve calculations and assumptions, and a litigation accrual. In the fourth quarter of 2006, Domestic Life Insurance experienced increased net investment income, driven by partnership income, and overall growth in the in-force block of business, primarily from the individual life insurance and payout annuity lines. Fourth quarter 2006 retail periodic premium sales of life insurance decreased compared to the fourth quarter of 2005 as universal life sales declined following pricing and underwriting actions taken to limit investor owned life insurance sales. Similar actions with retail single premium immediate annuities contributed to the decline in payout annuity premiums.
     In Domestic Retirement Services, fourth quarter 2006 individual fixed annuities operating income increased on higher partnership income, partially offset by higher amortization of deferred acquisition costs (DAC). In the fourth quarter of 2005, DAC amortization was reduced as a result of higher realized capital losses. While interest crediting rate adjustments and distribution initiatives helped fixed annuity deposits increase during the fourth quarter, the sales environment remains very challenging. Fourth quarter 2006 surrender rates increased compared to the prior year and are expected to continue at a relatively high level due to the shape of the interest rate curve and age of the in-force reserves. Group retirement products operating income increased largely due to higher partnership income. Deposits were positive, primarily due to a 21.6 percent increase in mutual fund deposits compared to the fourth quarter of 2005. Net flows were down compared to the fourth quarter of 2005 due to large case group surrenders. However, surrender rates for the full year were consistent with 2005. Individual variable annuities fourth quarter 2006 operating income declined compared to the fourth quarter of 2005, as higher fee income on assets under management was offset primarily by higher DAC amortization as a result of higher realized capital losses in the fourth quarter of 2005. Variable annuity deposits increased 19.7 percent compared to the fourth quarter of 2005, while net flows were slightly negative.
     Fourth quarter 2006 Foreign Life Insurance & Retirement Services operating income benefited from an out of period reduction in participating policyholder dividend reserves of $129 million, primarily as a result of tax remediation adjustments and a correction to expense allocations between participating and non-participating policyholder accounts. Fourth quarter 2005 results included a $137 million charge related to the settlement of a long-disputed tax deduction in Singapore. Foreign Life Insurance results were strong across most regions and product lines. Excluding these items, Foreign Life Insurance & Retirement Services fourth quarter 2006 operating income increased 9.7 percent. Single premium life insurance sales experienced strong growth compared to the fourth quarter of 2005. First year premiums for life insurance and personal accident & health also experienced strong growth, with the exception of Japan. Personal accident & health results in Japan reflect lower sales and higher terminations of certain corporate products affected by a previously disclosed tax law change and increased competition in the individual health market.
     Fixed annuity production in Japan and Korea declined in the fourth quarter of 2006 compared to the fourth quarter of 2005, affected by the yield curve and competing bank products as well as the continued weak yen. Variable annuity production in Japan declined compared to the fourth quarter of 2005 as a result of increased demand for competitive living benefit features along with equity market volatility in 2006. New fixed and variable annuity product features for the Japan and Korea markets are planned for the first half of 2007, as are initiatives to broaden bank and other distribution channels in Japan, Korea and certain markets in Asia and Europe.
FINANCIAL SERVICES
     Fourth quarter 2006 Financial Services operating income before the effect of economically effective hedge activities that did not qualify for hedge accounting treatment under FAS 133 was $638 million, an increase of 22.9 percent compared to the fourth quarter of 2005.
     ILFC operating income in the fourth quarter of 2006 increased 13.9 percent, largely the result of increased lease revenues and aircraft sales, partially offset by an increase in interest expense compared to the fourth quarter of 2005. Since hedge accounting under FAS 133 was not applied, ILFC’s interest expense did not reflect the benefit of hedging its interest rate and foreign currency risks on its debt.

     Capital Markets operating income in the fourth quarter of 2006 increased significantly as results were, in part, driven by increased transaction flow for structured credit products, coupled with favorable demand generally across the full range of its product areas. Fourth quarter 2006 results benefited from the realization of gains on a number of transactions originated in prior years that matured or were sold in the quarter. Fourth quarter 2005 results were adversely affected by the reduction of Capital Markets’ investor-based structured notes business due to AIG’s inability to fully access the capital markets during 2005.
     Fourth Quarter 2006 Consumer Finance operating income declined 26.4 percent to $167 million compared to the fourth quarter of 2005. American General Finance (AGF) experienced slower production in its real estate lending products and margin compression compared to the prior year, partially offset by growth in non-real estate consumer finance products. However, credit quality throughout 2006 remained stable and higher margin non-real estate and retail sales finance receivables increased compared to the fourth quarter of 2005. Higher revenues from the foreign consumer finance operations were offset by increased expenses related to product and branch expansion.
ASSET MANAGEMENT
     Asset Management operating income in the fourth quarter of 2006, before the effect of FIN46(R), EITF 04-5 and FAS 133, declined 12.9 percent to $545 million compared to the fourth quarter of 2005. In the fourth quarter of 2006, the continued runoff of GIC balances were partially offset by an increase in partnership income. The increase in Institutional Asset Management client assets under management and the associated fee revenues were offset by lower performance-based fees on private equity investments and lower realized capital gains from real estate investments, as well as increased expenses related to the expansion of marketing and distribution capabilities compared to the fourth quarter of 2005.
OTHER OPERATIONS
     Fourth Quarter 2006 operating income from Other Operations, including other realized capital gains (losses), amounted to a loss of $456 million compared to a loss of $2.09 billion in the fourth quarter of 2005, which was primarily the result of $1.64 billion in regulatory settlement charges. These results reflect increased interest expense, realized capital losses and unallocated corporate expenses, partially offset by increased equity earnings in unconsolidated subsidiaries.
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     Additional supplementary financial data is available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held tomorrow, Friday, March 2, 2007 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, March 16, 2007.
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     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG’s Annual Report on Form 10-K for the year ended December 31, 2006 and AIG’s past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
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     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.
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Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2006 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN46(R), the effect of EITF 04-5, the effect of FAS 133 and the effect of the catastrophe-related losses, settlement charges and the general insurance reserve charge.
     AIG excludes the effects of FIN 46(R), EITF 04-5 and FAS 133 because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. For example, AIG’s derivatives are economically effective hedges, even though they did not qualify for hedge accounting. Likewise, AIG believes that a presentation excluding entities consolidated pursuant to FIN 46(R) or EITF 04-5 is more meaningful than the GAAP presentation where AIG does not in fact have the economic interest that is presumed to be held.
     AIG excludes catastrophe related losses in order to permit investors to better assess the performance of the underlying underwriting business.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.

Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.
     The effect of AIG’s settlement with the United States Department of Justice, Securities and Exchange Commission, the Office of the New York Attorney General and the New York Department of Insurance has been excluded since it does not reflect the performance of AIG’s underlying business.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005 (a)	Change	2006	2005 (a)	Change

General Insurance Operations:
Net Premiums Written	$10,753	$10,126	6.2%	$44,866	$41,872	7.2%
Net Premiums Earned	11,086	10,303	7.6	43,451	40,809	6.5
Underwriting Profit (Loss)	911	(2,130)	—	4,657	(2,050)	—
Net Investment Income	1,594	969	64.5%	5,696	4,031	41.3%
Income (Loss) before Realized Capital Gains (Losses)	2,505	(1,161)	—	10,353	1,981	—
Realized Capital Gains (Losses) (b)	88	86	—	59	334	—
Operating Income (Loss)	$2,593	$(1,075)	—	$10,412	$2,315	—

Loss Ratio	65.79	94.43		64.56	81.09
Expense Ratio	25.90	26.96		24.50	23.60
Combined Ratio	91.69	121.39		89.06	104.69
Excluding Current Period Catastrophe-Related Losses	91.69	113.86		89.06	97.63
Excluding Current Period Catastrophe-Related Losses and Reserve Charge	91.69	96.16		89.06	93.19

Life Insurance & Retirement Services Operations :
GAAP Premiums	$7,600	$7,447	2.1%	$30,636	$29,400	4.2%
Net Investment Income	5,539	4,983	11.2	19,439	18,134	7.2
Income before Realized Capital Gains (Losses)	2,403	2,257	6.5	9,944	9,062	9.7
Realized Capital Gains (Losses) (b)	205	(140)	—	88	(158)	—
Operating Income	2,608	2,117	23.2	10,032	8,904	12.7
Financial Services Operations:
Operating Income excluding FAS 133	638	519	22.9	2,346	2,262	3.7
FAS 133 (b)	(764)	274	—	(1,822)	2,014	—
Operating Income (Loss)	(126)	793	—	524	4,276	(87.7)
Asset Management Operations:
Operating Income excluding FIN46(R), EITF 04-5 and FAS 133	545	626	(12.9)	1,748	1,992	(12.2)
FIN46(R) and EITF 04-5 (c)	188	72	—	598	261	—
FAS 133 (b)	—	(127)	—	—	—	—
Operating Income	733	571	28.4%	2,346	2,253	4.1
Other Income (Deductions) — net	(401)	(2,396)	—	(1,586)	(2,700)	—
Other Realized Capital Gains (Losses) (b)	(55)	306	—	(41)	165	—
Income before Income Taxes, Minority Interest and Cumulative Effect of an Accounting Change	5,352	316	—	21,687	15,213	42.6
Income Taxes (Benefits)	1,471	(279)	—	6,537	4,258	—
Income before Minority Interest and Cumulative Effect of an Accounting Change	3,881	595	—	15,150	10,955	38.3
Minority Interest, after-tax:
Income before Realized Capital Gains (Losses)	(439)	(152)	—	(1,117)	(465)	—
Realized Capital Gains (Losses)	(3)	1	—	(19)	(13)	—
Income before Cumulative Effect of an Accounting Change	3,439	444	—	14,014	10,477	33.8
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	34	—	—
Net Income	$3,439	$444	—	$14,048	$10,477	34.1%

Financial Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005 (a)	Change	2006	2005 (a)	Change

Net Income	$3,439	$444	—	$14,048	$10,477	34.1%
Realized Capital Gains (Losses), net of tax	121	182	—	33	201	—
FAS 133 Gains (Losses), excluding Realized Capital Gains (Losses), net of tax	(534)	(114)	—	(1,424)	1,530	—
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	34	—	—
Adjusted Net Income (e)	3,852	376	—	15,405	8,746	76.1
Effect of Settlement Charge, net of tax, on Income	—	1,147	—	—	1,147	—
Effect of General Insurance Reserve Charge, net of tax, on Income	—	1,186	—	—	1,186	—
Effect of Current Period Catastrophe-Related Losses, net of tax, on Income	—	540	—	—	2,109	—

Per Share — Diluted:
Net Income	1.31	0.17	—	5.36	3.99	34.3
Realized Capital Gains (Losses), net of tax	0.04	0.07	—	0.01	0.07	—
FAS 133 Gains (Losses), excluding Realized Capital Gains (Losses), net of tax	(0.20)	(0.04)	—	(0.54)	0.59	—
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	0.01	—	—
Adjusted Net Income (e)	$1.47	0.14	—	5.88	3.33	76.6
Effect of Settlement Charge, net of tax, on Income	—	0.44	—	—	0.44	—
Effect of General Insurance Reserve Charge, net of tax, on Income	—	0.45	—	—	0.45	—
Effect of Current Period Catastrophe-Related Losses, net of tax, on Income	—	$0.20	—	—	0.80	—
Book Value Per Share				$39.09	$33.24	17.6%
Average Diluted Common Shares Outstanding	2,622	2,626		2,623	2,627

*	Including reconciliation in accordance with Regulation G.

(a)	Certain accounts have been reclassified in 2005 to conform to the 2006 presentation.

(b)	Includes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses.

(c)	Includes the full results of certain AIG managed private equity and real estate funds that are consolidated pursuant to FIN46(R), “Consolidation of Variable Interest Entities” and certain AIG managed partnerships that are consolidated effective January 1, 2006 pursuant to EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”.

(d)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(e)	Adjusted net income excludes realized capital gains (losses), cumulative effect of an accounting change and FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, net of tax.